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                                                                EXHIBIT 23.2(b)


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Tele-Communications, Inc.:

We consent to the inclusion in the registration statement on Form S-4 of Insight Midwest, L.P. and Insight Capital, Inc. of our report, dated May 7, 1999, relating to the combined balance sheet of the TCI IPVI Systems (as defined in Note 1 to the combined financial statements) as of April 30, 1998, and the related combined statements of operations and parent's investment (deficit), and cash flows for the four-month period ended April 30, 1998 and for the year ended December 31, 1997, and to the reference to our firm under the heading "Experts" in the registration statement.


                                        KPMG LLP


Denver, Colorado
March 29, 2000